Exhibit 99.1

OCCAM NETWORKS ANNOUNCES EXTENSION OF SERIES A-2 FINANCING;

RAISES $5.3 MILLION AT INITIAL CLOSING WITH COMMITMENT FOR ADDITIONAL

$2.9 MILLION

Santa Barbara, CA — January 11, 2005 — Occam Networks, Inc. (OTCBB: OCCM), a supplier of Ethernet and IP-based loop carrier equipment to telecommunications companies, announced today that it has re-opened its Series A-2 Preferred Stock financing and sold an additional $5.275 million of Series A-2 Preferred Stock to existing investors, including Alta Partners, U.S. Venture Partners, Norwest Ventures, and New Enterprise Associates in a private placement transaction. These investment firms have also agreed to make an additional investment of up to $2.925 million, as described below.

The Series A-2 Preferred Stock was sold for $10.00 per Series A-2 share, equivalent to the pricing of prior issuances of Series A-2 Preferred Stock between November 2003 and April 2004. The Common Stock equivalent price at which the shares were sold was $0.11 per share. Approximately 90.9 shares of Common Stock are issuable on conversion of each share of Series A-2 Preferred Stock.

Occam may sell additional shares of Series A-2 Preferred Stock in subsequent private placements. Each of Alta Partners, U.S. Venture Partners, Norwest Ventures, and New Enterprise Associates has agreed to purchase additional shares of Series A-2 Preferred Stock in an aggregate amount of $2.925 million. Their obligation to purchase additional shares is subject to various conditions to closing and a cut-back of their purchase obligation in the event the aggregate amount raised in the Series A-2 extension financing exceeds $10 million. Occam may seek additional investments from investment firms, strategic partners, or other institutional investors who are deemed qualified investors under applicable securities laws. Other than the commitment from its existing investors, Occam has not obtained any commitments with respect to existing investments and cannot predict if, or to what extent, it will be able to sell any additional shares.

The Series A-2 Preferred Stock is entitled to a liquidation preference equal to 150 percent of the original purchase price, which will be payable prior to any distribution to holders of Common Stock. The liquidation preference will be payable in connection with any liquidation or dissolution of the company and will include mergers, acquisitions, and similar transactions. After payment of the liquidation preference, any remaining proceeds available for distribution to stockholders will be payable among common stockholders and preferred stockholders pro-rata based on the number of shares held by each (assuming conversion of Preferred Stock into Common Stock). If the amounts otherwise payable to Series A-2 stockholders would exceed 300 percent of the original purchase price, all the assets available for distribution will be distributed pro-rata among common stockholders and preferred stockholders, without regard to the Series A-2 liquidation preference and assuming conversion of the Series A-2 Preferred Stock into Common Stock.

The Series A-2 Preferred Stock sold in connection with this financing (including any shares that may be sold in subsequent closings), and the Common Stock issuable upon conversion thereof, have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

Occam has previously announced its intention to conduct a rights offering whereby holders of Occam’s Common Stock will have an opportunity to purchase shares of Series A-2 Preferred Stock on terms substantially similar to the terms under which shares have been sold to existing investors. Applicable subscription ratios, record dates, issuance dates, and subscription periods have not yet been determined. The company intends to file a registration statement with the Securities and Exchange Commission covering the offer and sale of Series A-2 Preferred Stock to common stockholders in the rights offering. The company has not yet determined when it will commence the rights offering and will not file a registration statement until the Series A-2 extension private placement transactions have been completed.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enables telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced Voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Portions of this press release may contain forward-looking statements regarding future events or the future performance of Occam Networks. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. Rapidly changing technologies and market conditions may require changes to Occam’s products. Occam does not undertake any obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise. Please also refer to the company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC. These filings contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

Contact:
Occam Networks Inc., Santa Barbara
Howard Bailey, 805-692-2908
hbailey@occamnetworks.com
or
Connect Public Relations
Holly Hagerman, 801-373-7888
hollyh@connectpr.com